EXHIBIT 4.1

Centerline Holding Company
2007 Incentive Share Plan

CENTERLINE HOLDING COMPANY 2007 INCENTIVE SHARE PLAN

This document describes Centerline Holding Company’s 2007 Incentive Share Plan,
under which shares of beneficial interest may be issued.

THIS DOCUMENT CONCERNS SECURITIES THAT HAVE
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

The date of this document is April 10, 2007

1.	Establishment, Purpose, and Types of Awards

Centerline Holding Company (the “Company”) hereby establishes this equity-based incentive compensation plan, to be known as the “2007 Incentive Share Plan” (the “2007 Plan”), as the sole plan under which the Company will make future equity-based and incentive awards primarily to employees and executives of the Company or any of its Affiliates, including, but not limited to, the employees and executives of its manager, Centerline Affordable Housing Advisors LLC, and any successor (the “Manager”), and Trustees of the Company.  The 2007 Plan permits the granting of the following types of awards (“Awards”), according to the Sections of the 2007 Plan listed here:

Section 6                      Options
Section 7                      Share Appreciation Rights
Section 8                      Restricted Shares, Restricted Share Units, and Unrestricted Shares
Section 9                      Deferred Share Units
Section 10                      Performance Awards

The 2007 Plan is not intended to affect and shall not affect any share options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this 2007 Plan.

2.	Defined Terms

Terms in the 2007 Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this 2007 Plan or the context of their use clearly indicates a different meaning.

3.	Shares Subject to the 2007 Plan

Subject to the provisions of Section 13 of this 2007 Plan, the maximum number of Shares that the Company may issue pursuant to all Awards granted under this 2007 Plan (determined at the time each Award is granted) is the lesser of:

(i) ten (10%) percent of the number of Total Shares (defined below) outstanding as of the December 31 preceding any issuance of Shares pursuant to an Award; and

(ii) the limit prescribed by the Listing Standards, Policies and Requirements of the New York Stock Exchange, as amended from time to time, or any other applicable policies and requirements of any other national securities exchange or national quotation system on which the Shares are then listed.

The term “Total Shares” shall mean (i) Shares and (ii) other securities, issued by the Company or any Affiliate, that have similar economic attributes as Common Shares regardless of how denominated, including, without limitation, the Special Common Units, Special Membership Units, and Special Common Interests (as defined in the operating agreement of each of Centerline Capital Company LLC, CM Investor LLC and Centerline Investors I LLC respectively).

The 2007 Plan will serve as the sole source for future equity-based awards to Eligible Persons, including, but not limited to, such awards as may be made pursuant to long-term incentive plans, outperformance plans, and annual or other bonus plans as may be established from time to time by the Company.  For all Awards, the Shares issued pursuant to the 2007 Plan may be authorized but unissued Shares, Shares that the Company has reacquired or otherwise holds in treasury, or Shares held in a trust; provided that Common Shares shall be awarded unless an Award Agreement expressly provides otherwise. If the 2007 Plan receives shareholder approval in accordance with Section 20 below, then no future awards of any kind will occur under any other Company-sponsored share award or grant plan, including but not limited to the Company’s Incentive Share Plan, as adopted by the Board on September 30, 1997.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under this 2007 Plan or the 1997 Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the 2007 Plan.  In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award under this 2007 Plan or the 1997 Plan either (i) as payment of the exercise price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon grant, exercise, vesting or distribution of an Award.

4.	Administration

(a) General.  The Committee shall administer the 2007 Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter.  The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable.  In the absence of a duly appointed Committee, the Board shall function as the Committee for all purposes of the 2007 Plan.

(b) Committee Composition.  The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards).  The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c) Powers of the Committee.  Subject to the provisions of the 2007 Plan and to Section 15(a) in particular, the Committee shall have the authority, in its sole discretion:

(i) to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or dollars to be covered by each Award;

(ii) to determine, from time to time, the Fair Market Value of Shares;

(iii) to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv) to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v) to construe and interpret the terms of the 2007 Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the 2007 Plan and its administration;

(vi) in order to fulfill the purposes of the 2007 Plan and without amending the 2007 Plan, to modify, to cancel, or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and

(vii) to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the 2007 Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the 2007 Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees.

(d) Deference to Committee Determinations.  The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, to make any findings of fact needed in the administration of the 2007 Plan or Award Agreements, and to take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.  The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee’s interpretation and construction of any provision of the 2007 Plan, or of any Award or Award Agreement, and any Committee determinations or decisions relating to the Plan’s administration shall be final, binding, and conclusive on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretations, determinations, and decisions shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations, determinations, or decisions are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control.   The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

(e) No Liability; Indemnification.  Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the 2007 Plan, any Award or any Award Agreement.  The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Trustee, Employee, or Consultant who takes action on behalf of the 2007 Plan, for all expenses incurred with respect to the 2007 Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the 2007 Plan.  The Company and its Affiliates may, but shall not be required to, obtain liability insurance for this purpose.

5.	Eligibility

(a) General Rule.  The Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the 2007 Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award, any terms for vesting of Awards, and, in the case of Performance Awards, in addition to the matters addressed in Section 10 below, the specific objectives, goals and performance criteria that further define the Performance Award.  A Participant who has been granted an Award may be granted an additional Award or Awards pursuant to the terms of the 2007 Plan if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the 2007 Plan.

(b) Documentation  of Awards.  Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, the Participant.  The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee, and each Award shall be subject to all of the terms and conditions of the 2007 Plan unless otherwise specifically provided in an Award Agreement.

(c) Limits on Awards.  During the term of the 2007 Plan, no Participant may receive Options and SARs that relate to more than 500,000 Shares per calendar year during the term of the 2007 Plan, pursuant to Section 3 above, and as adjusted pursuant to Section 13 below.

(d) Replacement Awards.  Subject to Applicable Laws (including any associated Shareholder approval requirements) and the provisions of Section 15 below, the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this 2007 Plan or otherwise.  An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate.   In the case of Options and SARs, these other terms may not involve an Exercise Price that is lower than the exercise price of the surrendered Option or SAR unless the Company’s shareholders approve the grant itself or the program under which the grant is made pursuant to the 2007 Plan.

6.	Option Awards

(a) Types; Documentation.  Subject to Section 5(a), the Committee may in its discretion grant Options pursuant to Award Agreements that are delivered to Participants.  Each Option shall be designated in the Award Agreement as a Non-ISO.  At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary.  Options granted under the 2007 Plan may contain such terms and provisions not inconsistent with the 2007 Plan that the Committee shall deem advisable in its sole and absolute discretion.

(b) Term of Options.  Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(h) hereof; provided, that, the term of any Option may not exceed ten years from the Grant Date.

(c) Exercise Price.  The exercise price of an Option shall be determined by the Committee in its sole discretion and shall be set forth in the Award Agreement, provided that for all Options, such per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date.

(d) Exercise of Option.  The times, circumstances and conditions under which an Option shall be exercisable shall be determined by the Committee in its sole discretion and set forth in the Award Agreement.  The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.

(e) Minimum Exercise Requirements.  An Option may not be exercised for a fraction of a Share.  The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(f) Methods of Exercise.  Prior to its expiration pursuant to the terms of the applicable Award Agreement, and subject to the times, circumstances and conditions for exercise contained in the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased.  The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(i) cash or check payable to the Company (in U.S. dollars);

(ii) other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such other period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iii) a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (B) to the

Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(iv) any combination of the foregoing methods of payment.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.

(g) Termination of Continuous Service.  The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The Committee may waive or modify these provisions at any time.  To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the 2007 Plan and become available for future Awards.  In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

(i) Termination other than Upon Disability or Death or for Cause.  In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, being Disabled, or termination for Cause), the Participant shall have the right to exercise an Option at any time within 180 days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii) Disability.  In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iii) Death.  In the event of the death of a Participant either during the period of Continuous Service since the Grant Date of an Option, or within 180 days following termination of the Participant’s Continuous Service (other than for Cause), the Option may be exercised, at any time within 1 year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

(iv) Cause.  If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

(h)           Extension for Black-out Periods; Expiration.  If there is a blackout period imposed by the Securities and Exchange Commission or the Company that, in either case, prohibits the buying or selling or Shares during any part of the ten (10) day period before the expiration of any Option based on the termination of a Participant’s Continuous Service (as described above), the period for exercising the Options shall be extended until ten (10) days beyond when such blackout period ends. Notwithstanding any provision hereof or within an Award Agreement, no Option shall ever be exercisable after the expiration date of its original term as set forth in the Award Agreement.

(i)           Reverse Vesting.  The Committee in its sole discretion may allow a Participant to exercise unvested Options according to such terms and conditions as the Committee may authorize in its discretion.

7.	Share Appreciation Rights (SARs)

(a) Grants.  The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person in any of the following forms:

(i) SARs related to Options.  The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option.  A SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 7(e) below.  Any SAR will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(ii) SARs Independent of Options.  The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine and set forth in the applicable Award Agreement.

(iii) Limited SARs.  The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon or equal to the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to Company’s shareholders generally in connection with the event.

(b) Exercise Price.  The per Share exercise price of a SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share on the Grant Date, subject to adjustments by the Committee in accordance with Code Section 409A) after its delivery to the Company.  The exercise price of a SAR related to an Option shall be the same as the exercise price of the related Option.

(c) Exercise of SARs.  A SAR may not have a term exceeding ten years from its Grant Date.  Unless the Award Agreement otherwise provides, a SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable; provided that the Award Agreement shall not, without the approval of the Committee, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option.  A SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement.  Whether a SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.

(d) Effect on Available Shares.  All SARs that may be settled in Shares shall be counted in full against the number of Shares available for awards under the 2007 Plan, regardless of the number of Shares actually issued upon settlement of the SARs.

(e) Payment.   Upon exercise of a SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying –

(i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by

(ii) the number of Shares with respect to which the SAR has been exercised.

(iii) Notwithstanding the foregoing, a SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence, and (ii) shall be subject to any payment or other restrictions that the Committee may at any time impose in its discretion, including restrictions intended to conform the SARs with Section 409A of the Code.

(f) Form and Terms of Payment.  Unless otherwise provided in an Award Agreement, all SARs shall be settled in Shares as soon as practicable after exercise.  Subject to Applicable Law, the Committee may, in its sole discretion, provide in an Award Agreement that the amount determined under Section 7(e) above shall be settled solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares, with cash paid in lieu of fractional shares.

(g) Termination of Employment or Consulting Relationship.  The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions under which a SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The provisions of Section 6(h) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which a SAR shall terminate when there is a termination of a Participant’s Continuous Service.

8.	Restricted Shares, Restricted Share Units, and Unrestricted Shares

(a) Grants.  The Committee may in its sole discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any), and the terms upon which the Restricted Shares may become vested.  In addition, the Company may in its discretion grant to any Eligible Person the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”), and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested.  The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions.  In addition, the Committee may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”) that (i) shall vest in full upon the Grant Date or (ii) the Committee may issue pursuant to any program that the Committee may approve under which one or more Eligible Persons (selected by the Committee in its sole discretion) may  elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b) Vesting and Forfeiture.  The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable.  Except as set forth in the applicable Award Agreement or as the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units to the extent the Participant’s interest therein has not vested on or before such termination date; provided that (i) unless otherwise provided in an Award Agreement, full vesting shall occur if the Participant’s Continuous Service ends due to the Participant’s death, being Disabled, or Retirement, and (ii) if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c) Book Entry of Restricted Shares Prior to Vesting; Voting Rights.  Restricted Shares will be evidenced  by a book entry in the Company's records.  Upon vesting, a Participant may request a physical certificate for vested Shares, and the Committee may in its discretion direct the Company to issue such certificate at any time after vesting, provided  that the Company may issue the Shares to an account maintained in the Participant’s name by a transfer agent if the Participant has not provided contrary instructions.  After the book entry of a Restricted Share, the Participant shall possess voting rights, without regard to whether such Restricted Share has then vested, except as otherwise set forth herein.

(d) Issuance of Shares upon Vesting.  As soon as practicable after vesting of a Participant’s Restricted Shares (or of the right to receive Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise.  No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e) Dividends Payable on Restricted Shares or Restricted Share Units.  Unless otherwise provided in an Award Agreement, the number of Shares subject to any Restricted Share or Restricted Share Unit Award shall be adjusted to reflect any Share dividends which are declared and paid to the holders of Shares between the Grant Date and the date such Share is released from the vesting restrictions in the case of Restricted Shares or issued in the case of Restricted Share Units.  To the extent that the Company pays any cash dividends on the Shares subject to any Restricted Share or Restricted Share Unit Award, the Participant shall be entitled (unless an Award Agreement provides otherwise) to receive a cash payment from the Company, when such cash dividend is paid to holders of such Shares,  with the payment to the Participant being equal to the product of the per Share cash dividend paid and the number of Shares subject to the Participant’s Award.

(f) Section 83(b) Elections.  A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares.  If a Participant who has received Restricted Share Units promptly provides the Committee with written notice of his or her intention to make a Section 83(b) Election with respect to the Shares subject to such Restricted Share Units, the Committee may in its discretion convert the Participant’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s Restricted Share Unit Award.  The Participant may then make a Section 83(b) Election with respect to those Restricted Shares.  Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 9 below.

(g) Deferral Elections.  At any time within the thirty-day period (or other shorter or longer period that the Committee selects in its sole discretion) in which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the ERISA) receives an initial Award of either Restricted Shares or Restricted Share Units that has a vesting condition tied to the Participant’s Continued Service, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award provided that the election is made at least 12 months in advance of the elrliest date that the Restricted Shares or Restricted Share Units may vest.  If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 9 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 8(d) above, and no vesting shall occur (other than for death, being Disabled, or Retirement if provided pursuant to the Award Agreement) within the 12-month period following the date of the Participant’s election.

9.	Deferred Share Units

(a) Elections to Defer.  The Committee may permit any Eligible Person who is a Trustee, Consultant or member of a select group of management or highly compensated Employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal 2007 Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred.  These credits will be made at the end of each calendar month during which compensation is deferred.  Each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election by a Participant who first receives an Award, subject to adjustments by the Committee in accordance with Code Section 409A) after its delivery to the Company, subject to Section 8(g) regarding deferral of Restricted Shares and Restricted Share Units and to Section 10(e) regarding deferral of Performance Awards, unless the Company sends the Participant a written notice explaining why the Election Form is invalid within five business days after the Company receives it.  Notwithstanding the foregoing sentence: (i) Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Company receives the Election Form, and (ii) Election Forms must be submitted to the Committee no later than December 31st of the calendar year preceding the calendar year in which the Eligible Person first performs the services that are attributable to the compensation being deferred.  Notwithstanding the foregoing, any Eligible Person who first becomes eligible to defer compensation under the Plan and is not eligible to defer or otherwise accrue an amount of deferred compensation under any other plan or arrangement that (i) is maintained by the Company or any other Affiliate that would be considered a single employer with the Company pursuant to Code Sections 414(b) or 414(c) and (ii) constitutes a single plan under Treasury Regulation §1.409A-1(c)(2)(A), may submit his or her Election Form to the Committee no later than 30 days after the date the Eligible Person first becomes eligible to defer compensation under the Plan; however, the Election Form may relate only to compensation that is to be paid for services performed after the date the Election Form is submitted to the Committee.  The Committee may reject any Election Form that it determines in its sole discretion does not satisfy the requirements of this paragraph.  The Committee may unilaterally make Awards in the form of Deferred Share Units, regardless of whether or not the Participant foregoes other compensation.

(b) Vesting.  Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to Deferred Share Units.

(c) Issuances of Shares.  The Company shall provide a Participant with one Share for each Deferred Share Unit in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant incurs a “separation form service” within the meaning of Treasury Regulations §1.409A-1(h) (“Separation from Service”),, unless –

(i) the Participant has properly elected a different form of distribution, on a form approved by the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are triggered by and completed within ten years following the Participant’s Separation from  Service, and

(ii) the Company received the Participant’s distribution election form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 9(a), provided that such election may be changed through any subsequent election that (i) is delivered to the Company at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election, and (ii) defers the commencement of distributions by at least five years from the originally scheduled commencement date.

Fractional shares shall not be issued, and instead shall be paid out in cash.

(d) Crediting of Dividends.  Unless otherwise provided in an Award Agreement or in a Participant’s deferral election agreement, whenever Shares are issued to a Participant pursuant to Section 9(c) above, such Participant shall also be entitled to receive, with respect to each Share issued, a number of Shares equal to the sum of (i) any share dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued, and (ii) a number of Shares equal to the Shares that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for Shares if the Participant had received such cash dividends between the Grant Date and the settlement date for the Deferred Share Units.

(e) Emergency Withdrawals.  In the event a Participant suffers an unforeseeable emergency within the contemplation of this Section and Section 409A of the Code, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Share Units.  The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Section 152(a) of the Code) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant.  Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence.  In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship.  The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The Committee shall determine whether a Participant has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any.  The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

(f) Unsecured Rights to Deferred Compensation.  A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due.  The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company.  Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.

10.	Performance Awards

(a) Performance Units.  Subject to the limitations set forth in paragraph (c) hereof, the Committee may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

(b) Performance Compensation Awards.  Subject to the limitations set forth in paragraph (c) hereof, the Committee may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” (payable in cash or Shares) in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m).  With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being hereinafter defined).  Once established for a Performance Period, the Performance Measure(s) and Performance Formula(e) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period.  As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

(c) Limitations on Awards.  The maximum Performance Unit Award and the maximum Performance Compensation Award that any one Participant may receive for any one Performance Period shall not together exceed 250,000 shares (or, for Performance Units to be settled in cash, $5,000,000).  The Committee shall have the discretion to provide in any Award Agreement that any amounts earned in excess of these limitations will either be credited as Deferred Share Units, or as deferred cash compensation under a separate plan of the Company (provided in the latter case that such deferred compensation either bears a reasonable rate of interest or has a value based on one or more predetermined actual investments).  Any amounts for which payment to the Participant is deferred pursuant to the preceding sentence shall be paid to the Participant in a future year or years not earlier than, and only to the extent that, the Participant is either not receiving compensation in excess of these limits for a Performance Period, or is not subject to the restrictions set forth under Section 162(b) of the Code.

(d) Definitions.

(i) “Performance Formula” means, for a Performance Period, one or more objective formulae or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s).  Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(ii) “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): cash available for distribution; basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units.  Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.  Performance

Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(iii) “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

(e) Deferral Elections. At any time prior to the date that is at least six months before the close of a Performance Period (or shorter or longer period that the Committee selects) with respect to an Award of either Performance Units or Performance Compensation, the Committee may permit a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award.  If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an Account established pursuant to Section 9 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 10(a) or Section 10(b) above.

11.	Taxes

(a) General. As a condition to the issuance or distribution of Shares pursuant to the 2007 Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares.  The Company shall not be required to issue any Shares until such obligations are satisfied, and may unilaterally withhold Shares for this purpose.  If the Committee allows or effectuates the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) Default Rule for Employees. In the absence of any other arrangement authorized by the Committee or set forth in the Award Agreement, and to the extent permitted under Applicable Law, each Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) or cash equal to the minimum applicable tax withholding and employment tax obligations associated with an Award.  If such withholding of Shares is not permitted for any reason, the Company shall satisfy any required withholding through withholding from cash compensation otherwise payable to the Participant.  For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).

(c) Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld.  In the case of Shares previously acquired from the Company that are surrendered under this Section 11, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

(d) Income Taxes and Deferred Compensation.  Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.  The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C).  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the 2007 Plan and all Awards.

12.	Non-Transferability of Awards

(a) General.  Except as set forth in this Section 12 or in an Award Agreement, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, mortgaged, or otherwise encumbered, transferred, alienated, conveyed or disposed of in any manner other than by will or by the laws of descent or distribution.  The designation of a death beneficiary by a Participant shall be permissible and shall not constitute a transfer.  An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 12.  Except to the extent required by law or as authorized under the 2007 Plan or as provided in an Award Agreement, no part of any Participant’s Award shall (i) be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or (iii) be transferable to a spouse as a result of a property settlement or otherwise, and any attempt to cause any benefit to be so subject under clauses (i), (ii), or (iii) hereof shall be void.

(b) Limited Transferability Rights.  Notwithstanding anything else in this Section 12, a Participant may transfer, on such terms and conditions as the Committee deems appropriate, any Award in the form of a Non-ISO, Share-settled SAR, Restricted Shares, Unrestricted Shares, or Performance Shares, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions.  Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the 2007 Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

13.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

(a) Changes in Capitalization.  The Committee shall equitably adjust both the number of Shares covered by each outstanding Award and the number of Shares that have been authorized for issuance under the 2007 Plan but as to which no Awards have yet been granted or that have been returned to the 2007 Plan, upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a share-split, reverse share-split, share dividend, combination, recapitalization or reclassification of the Shares, or any other increase, decrease, or change in the number or kind of issued Shares effected either (i) through a merger, consolidation, or other similar combination in which the Company is not the surviving entity, or (ii) without receipt of consideration by the Company.  In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the 2007 Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.  In any case, such substitution of securities shall not require the consent of any person who is granted Awards pursuant to the 2007 Plan.  Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of any class or securities convertible into shares of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any Award.

(b) Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c) Change in Control.  Except to the extent provided otherwise in an Award Agreement or in an unexpired Employment Agreement, in the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i) arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(ii) accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued upon exercise of an Award shall lapse as to the Shares subject to such repurchase right;

(iii) arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards; or

(iv) make such other modifications, adjustments or amendments to outstanding Awards or this 2007 Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 15(a) below.

To the extent that an Award is not being assumed or substituted in a Change in Control transaction, the vesting of such Award shall accelerate to 100%, and the Award shall terminate upon consummation of the Change in Control (but only if, in the case of Options and SARs, the Participant shall have had at least three business days in which to exercise the Award before its termination).

Notwithstanding the above, unless otherwise provided in an Award Agreement, in the event a Participant holding an Award assumed or substituted by the Successor Corporation in a Change in Control incurs an Involuntary Termination by the Successor Corporation in connection with, or within 12 months (or other period either set forth in an Award Agreement, or as increased thereafter by the Committee to a period longer than 12 months) following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full, unless an Award Agreement provides for a more restrictive acceleration or vesting schedule or more restrictive limitations on the lapse of repurchase rights or otherwise places additional restrictions, limitations and conditions on an Award.  The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination, unless an Award Agreement provides otherwise.

(d) Certain Distributions.  In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or shares of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.

14.	Time of Granting Awards.

The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee.

15.	Modification of Awards and Substitution of Options.

(a) Modification, Extension, and Renewal of Awards.  Within the limitations of the 2007 Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards or to accept the cancellation of outstanding Awards to the extent not previously exercised.  However,  the Committee may not cancel an outstanding Option whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option to the Participant at a lower exercise price or granting a replacement award of a different type.  Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code), unless either (i) the Participant provides written consent, or (ii) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant.   Furthermore, neither the Company nor the Committee shall, without shareholder approval, allow for a “repricing” within the meaning of federal securities laws applicable to proxy statement disclosures.

(b) Substitution of Options.  Notwithstanding any inconsistent provisions or limits under the 2007 Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital shares or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

16.	Term of 2007 Plan.

The 2007 Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 20 below, unless the 2007 Plan is sooner terminated under Section 17 below.

17.	Amendment and Termination of the 2007 Plan.

(a) Authority to Amend or Terminate.  Subject to Applicable Laws and subsection (b) hereof, the Board may from time to time amend, alter, suspend, discontinue, or terminate the 2007 Plan.

(b) Effect of Amendment or Termination.  No amendment, suspension, or termination of the 2007 Plan shall materially and adversely affect Awards already granted (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code) unless either it relates to an adjustment pursuant to Section 13 or modification pursuant to Section 15(a) above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.  Notwithstanding the foregoing, the Committee may amend the 2007 Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

(c) Special Code Section 409A.  Notwithstanding the foregoing provisions of this Section 17, with respect to any Award that constitutes a "nonqualified deferred compensation plan" within the meaning of Code Section 409A, termination of this Plan shall not result in an acceleration or deferral of income taxation except to the extent permissible within Code Section 409A’s rules and regulations relating to plan terminations.

18.	Conditions Upon Issuance of Shares.

Notwithstanding any other provision of the 2007 Plan or any agreement entered into by the Company pursuant to the 2007 Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the 2007 Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

19.	Reservation of Shares.

The Company, during the term of this 2007 Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the 2007 Plan.

20.	Effective Date.

This 2007 Plan shall become effective on the date which it has received approval by a vote of a majority of the votes cast at a duly held meeting of the Company’s shareholders (or by such other shareholder vote that the Committee determines to be sufficient for the issuance of Awards according to the Company’s governing documents and applicable state law).

21.	Controlling Law; Jurisdiction.

The 2007 Plan shall be construed, administered, and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.  Centerline Holding Company and each Participant agree that the state and federal courts of New York shall have jurisdiction over any suit, action or proceeding arising out of, or in any way related to, the 2007 Plan.  The parties waive, to the fullest extent permitted by law, any objection which any of them may have to the venue of any such suit, action or proceeding brought in such courts, and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. In the event that any party shall not have appointed an agent for service of process in New York, the party agrees that it may be served with process by registered or certified mail, return receipt requested, to the party at its respective address as reflected on the records of Centerline Holding Company. All notices shall be deemed to have been given as of the date so delivered or mailed.

22.	Laws And Regulations.

(a) U.S. Securities Laws.  This 2007 Plan, the grant of Awards, and the exercise of Options and SARs under this 2007 Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Unrestricted Shares, Deferred Share Units, and Shares) under this 2007 Plan shall be subject to all Applicable Law.  In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b) Other Jurisdictions.  To facilitate the making of any grant of an Award under this 2007 Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  The Company may adopt rules and procedures relating to the operation and administration of this 2007 Plan to accommodate the specific requirements of local laws and procedures of particular countries.  Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of share certificates which vary with the customs and requirements of particular countries.  The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

23.   No Shareholder Rights.  Other than as set forth in this 2007 Plan or an Award Agreement, (i) neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law; (ii) prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs; and (iii) no adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the share certificate is issued, except as otherwise specifically provided for in this 2007 Plan.

24.   No Employment Rights.  The 2007 Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company or the Manager, nor shall it affect in any way a Participant’s right or the Company’s or Manager’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

25.   Termination, Rescission and Recapture of Awards.

(a) Each Award under the 2007 Plan is intended to align the Participant’s long-term interest with those of the Company.  If the Participant engages in certain activities discussed below, either during employment or after employment with the Company terminates for any reason, the Participant is acting contrary to the long-term interests of the Company.  Accordingly, and except to the extent expressly provided otherwise in an Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”), or recapture any unvested Awards (“Recapture”), if the Participant does not comply with the conditions of subsections (b) and (c) hereof (collectively, the “Conditions”).

(b) A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy, or other agreement between the Participant and the Company with regard to any such proprietary or confidential information or material.

(c) Pursuant to any agreement between the Participant and the Company with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets,

inventions, developments, improvements, proprietary information, confidential business and personnel information), a Participant shall promptly disclose and assign to the Company or its designee all right, title, and interest in such intellectual property, and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.

(d) Upon exercise, payment, or delivery of cash or Shares pursuant to an Award, the Participant shall certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the 2007 Plan and, if a severance of Continuous Service has occurred for any reason, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.

(e) If the Company determines, in its sole and absolute discretion, that (i) a Participant has violated any of the Conditions or (ii) during his or her Continuous Service, or within one year after its termination for any reason, a Participant (a) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (b) has solicited any non-administrative Employee to terminate employment with the Company; or (c) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, impose a Termination, Rescission, and/or Recapture with respect to any or all of the Participant’s relevant Awards, Shares, and the proceeds thereof.

(f) Within ten days after receiving notice from the Company of any such activity described in Section 25(e) above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Shares), the Company shall promptly refund the exercise price, without earnings, that the Participant paid for the Shares.  Any payment by the Participant to the Company pursuant to this Section 21 shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery.  It shall not be a basis for Termination, Rescission or Recapture if after termination of a Participant’s Continuous Service, the Participant purchases, as an investment or otherwise, shares or other securities of such an organization or business, so long as (i) such shares or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent (5%) equity interest in the organization or business.

(g) Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award.  Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate subsections (b) or (c) of this Section, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under applicable law.

(h) All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(i) Notwithstanding any provision of this Section, if any provision of this Section is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.  Furthermore, if any provision of this Section is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.

Notwithstanding the foregoing, but subject to any contrary terms set forth in any Award Agreement,  this Section shall not be applicable:  (i) to any Participant who is not, on the Award Date, an Employee; and (ii) to any Participant from and after his or her termination of Continuous Service after a Change in Control.

26.           Recoupment of Awards.  Unless specifically provided or otherwise addressed in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, require that the Participant reimburse the Company for all or any portion of any Awards (“Reimbursement”), or the Committee may require the Termination or Rescission of, or the Recapture of, any Award, if—

(a)           the granting, vesting, or payment of such Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(b)            in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and

(c)            a lower granting, vesting, or payment of such Award would have occurred based upon the restated financial results.

In each instance, the Committee will, to the extent practicable and allowable under applicable laws, require Reimbursement, Termination, or Rescission of, and/or Recapture relating to, any such Award granted to a Participant, including reimbursement for any  gains realized on the exercise of Options or SARs attributable to such Awards, plus a reasonable rate of interest, effecting the cancellation of Restricted Shares, Restricted Share Units, Unrestricted Shares, Deferred Share Units, Performance Awards, and outstanding Options and SARs; provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the date the applicable restatement is disclosed.  Notwithstanding the foregoing, this provision shall not apply to any Awards or other rights granted pursuant to the Outperformance Plan, Annual Incentive Compensation Program “A”, or Annual Incentive Program “B” associated with the 2007 Plan.

CENTERLINE HOLING COMPANY 2007 INCENTIVE SHARE PLAN

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Appendix A: Definitions
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As used in the 2007 Plan, the following definitions shall apply:

“1997 Plan” shall mean the CharterMac Amended and Restated Incentive Share Plan adopted by the Company in 1997, as amended.

“2007 Plan” shall mean the Centerline Holding Company 2007 Incentive Share Plan (as amended, restated and supplemented from time to time).

“Account” shall have the meaning set forth in Section 9(a).

“Act” shall have the meaning set forth in Section 22(a).

“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect Trustee, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations (to the extent the Committee determines in its discretion that compliance with such rules or regulations) and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the 2007 Plan, including awards made in the form of an Option, a SAR, a Restricted Share, a Restricted Share Unit, an Unrestricted Share, a Deferred Share Unit, and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this 2007 Plan.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Beneficial Owner” means any Person who is treated as a beneficial owner of Shares for purposes of Rule 13d-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

 “Board” means the Board of Trustees of the Company.

“Cause” for termination of a Participant’s Continuous Service will have the meaning set forth in any unexpired Employment Agreement between the Company and the Participant. In the absence of such an agreement, “Cause” will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause.  The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons.  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means any of the following:

(i) Acquisition of Controlling Interest.  Any Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.  In applying the preceding sentence, (i) securities acquired directly from the Company or its Affiliates by or for the Person shall not be taken into account, and (ii) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change of Control, as reasonably determined by the Board.

(ii) Change in Board Control.  During a consecutive 2-year period commencing after the date of adoption of this 2007 Plan, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board.  A new Trustee shall be considered an “approved replacement” Trustee if his or her election (or nomination for election) was approved by a vote of at least a majority of the Trustees then still in office who either were Trustees at the beginning of the period or were themselves approved replacement Trustees, but in either case excluding any Trustee whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

(iii) Merger.  The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv) Sale of Assets.  The shareholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(v) Liquidation or Dissolution.  The shareholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means (i) one or more committees or subcommittees of the Board appointed by the Board to administer the 2007 Plan in accordance with Section 4 above, and (ii) any officer or officers to whom the Committee has delegated any discretion to act pursuant to the Plan, provided that any such limitation on delegated authority shall be absolutely binding on the delegate.  With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Trustees of the Company who are “outside Trustees” within the meaning of Section 162(m) of the Code.  With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Trustees who are disinterested within the meaning of Rule 16b-3.  For these purposes, “Committee” shall initially refer to the Company’s Compensation Committee.

“Common Shares” has the meaning set forth in the Trust Agreement.

“Company” means Centerline Holding Company, a Delaware statutory trust; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Conditions” shall have the meaning set forth in Section 25(a).

“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means the absence of any interruption or termination of service as an Employee, Trustee, or Consultant.  Continuous Service shall not be considered interrupted in the case of:  (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Trustee to advisory Trustee or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors.  Changes in status between service as an Employee, Trustee, and a Consultant will not constitute an interruption of Continuous Service.

“Deferred Share Units” mean Awards pursuant to Section 9.

“Disabled” (or “Disability”) will have the meaning set forth in any unexpired Employment Agreement between the Company and the Participant.  In the absence of such an agreement, “Disabled” or “Disability” means a condition under which a Participant  --

(a)           is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)           is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

“Election Form” shall have the meaning set forth in Section 9(a).

“Eligible Person” means any Consultant, Trustee or Employee and includes non-Employees to whom an offer of employment has been or is being extended.

“Employee” means any person whom the Manager or any Affiliate classifies as an employee (including an officer of the Manager or such affiliate) for employment tax purposes, whether or not that classification is correct.  The payment by the Company of a Trustee’s fee to a Trustee shall not be sufficient to constitute “employment” of such Trustee by the Company.

“Employment Agreement” means any written agreement setting forth terms and conditions of employment between an Employee and any Affiliate of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if Shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such Share is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the Shares are then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such Shares are not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

“Grant Date” has the meaning set forth in Section 14 of the 2007 Plan.

“Immediate Family” shall have the meaning set forth in Section 12(b).

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control:  (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s  total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Trustees or Consultants.

“Manager” shall have the meaning set forth in Section 1.

“Non-ISO” means an Option not intended to qualify as an “incentive share option” within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Option” means any share option granted pursuant to Section 6.

“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the 2007 Plan.

“Performance Awards” mean Performance Units and Performance Compensation Awards granted pursuant to Section 10.

“Performance Compensation Awards” mean Awards granted pursuant to Section 10(b).

“Performance Formula” shall have the meaning set forth in Section 10(d).

“Performance Measure” shall have the meaning set forth in Section 10(d).

“Performance Period” shall have the meaning set forth in Section 10(d).

“Performance Unit” means Awards granted pursuant to Section 10(a).

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“2007 Plan” means this 2007 Incentive Share Plan.

“Recapture” shall have the meaning set forth in Section 25(a).

“Reimbursement” shall have the meaning set forth in Section 26.

“Rescission” shall have the meaning set forth in Section 25(a).

“Reporting Person” means an officer, Trustee, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 8.

“Restricted Share Units” mean Awards pursuant to Section 8.

“Retirement” will have the meaning set forth in any unexpired Employment Agreement between the Company and the Participant.  In the absence of such an agreement, “Retirement” means the Participant’s voluntary termination of Continuous Service under circumstances not involving Cause for termination if the Participant has attained age 62 and completed at least 10 consecutive years of Continuous Service immediately before ending Continuous Service.   Except to the extent otherwise provided in an Award Agreement, a Participant’s Continuous Service for this purpose shall include any service with the Company or any of its Affiliates, as well as the Participant’s service (i) with any predecessor to the Company or its Affiliates, and (ii) with any company acquired by the Company or any Affiliate.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 7.

“Section 83(b) Election” shall have the meaning set forth in Section 8(f).

“Separation from Service” has the meaning set forth in Section 9 of the Plan.

“Shares” shall have the meaning set forth in the Trust Agreement, as adjusted in accordance with Section 13.

“Successor Corporation” shall have the meaning set forth in Section 13(c)(i).

“Tax Date” shall have the meaning set forth in Section 11(b).

“Termination” shall have the meaning set forth in Section 25(a).

“Total Shares” shall have the meaning set forth in Section 3.

“Trust Agreement” means the Company’s Second Amended and Restated Trust Agreement dated as of November 17, 2003, as amended

“Trustee” means a member of the Board, or a member of the board of trustees of an Affiliate.

“Unrestricted Shares” mean Shares awarded pursuant to Section 8.